 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 14, 2003

HORIZON GROUP PROPERTIES, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	0-24123	38-3407933
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 West Wacker Drive, Suite 4200 Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (312) 917-8870

 N/A
 (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.  Other Events.

On March 14, 2003, Horizon Group Properties, Inc. (the “Company”) announced that it has sold 261,628 limited partner units in Horizon Group Properties, L.P. (“HGP LP”) to Pleasant Lake Apts., Ltd., an affiliate of Howard M. Amster. The purchase price was $5.16 per unit.  Mr. Amster is a current limited partner in HGP LP, the owner of approximately 28.5% of the Company’s shares and a director of the Company.

The Company used $1.3 million of the proceeds from the sale to fund a secured loan to Retail Partners Limited Partnership and Retail Partners, Inc. (collectively “Retail Partners”).  The Company received a 3.25% net profits interest in a real estate development owned by Huntley Development LP and Huntley Meadow Residential Venture (collectively “Huntley”) subject to the current lender’s interest in distributions from Huntley.  The Company will negotiate an option to acquire an additional 48.75% ownership interest in Huntley.  Huntley and Retail Partners are owned by The Prime Group, Inc.  Gary J. Skoien, Chairman, Chief Executive Officer and President of the Company, is Executive Vice President and Chief Operating Officer of The Prime Group, Inc. and has a net profits interest in Huntley.

The press release announcing this transaction is attached hereto as Exhibit 99.1.  The respective loan documents are also attached as exhibits.

ITEM 7.  Exhibits.

(c)           Exhibits.

Exhibit Number	Description
10.78	Letter Agreement between Pleasant Lake Apts., Ltd. and Horizon Group Properties, Inc. dated March 13, 2003, regarding the sale of partnership interests in Horizon Group Properties, L.P.
10.79	Promissory Note dated as of March 14, 2003 between Retail Partners, Inc. and Retail Partners Limited Partnership as borrowers and Horizon Group Properties, Inc. as lender.
10.80

Guaranty dated as of March 14, 2003 by The Prime Group, Inc., Prime Group Limited Partnership, Prime Group II, L.P., PGLP, Inc., and Prime International, Inc. as guarantors in favor of Horizon Group Properties, Inc. as lender.

10.81	Pledge and Security Agreement dated as of March 14, 2003 by and between Retail Partners Limited Partnership, Retail Partners, Inc. and Horizon Group Properties, Inc.
10.82

Letter Agreement dated as of March 14, 2003 between Huntley Development Limited Partnership, Huntley Meadows Residential Venture, The Prime Group, Inc. and Horizon Group Properties, Inc. regarding the assignment of the profits interest

99.1	Press release issued by the Company on March 14, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON GROUP PROPERTIES, INC.

Date:	March17, 2003	By:	/s/ David R. Tinkham
			Name:	David R. Tinkham
			Title:	Chief Financial Officer and Secretary